Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-264278-03

June 26, 2023

The Connecticut Light and Power Company

doing business as Eversource Energy

Pricing Term Sheet

Issuer:	The Connecticut Light and Power Company doing business as Eversource Energy (the “Issuer”)
Security:	$300,000,000 4.90% First and Refunding Mortgage Bonds, 2023 Series B, due 2033
Principal Amount:	$300,000,000
Maturity Date:	July 1, 2033
Coupon:	4.90%
Benchmark Treasury:	3.375% due May 15, 2033
Benchmark Treasury Price / Yield:	97-04 / 3.725%
Spread to Benchmark Treasury:	120 basis points
Re-Offer Yield:	4.925%
Price to Public:	99.805% of the principal amount
Interest Payment Dates:	Semi-annually in arrears on January 1 and July 1 of each year, commencing on January 1, 2024
Optional Redemption Provisions:	Make-whole call at any time prior to April 1, 2033 (3 months prior to the Maturity Date) at a discount rate of Treasury plus 20 basis points and on or after such date at par
Trade Date:	June 26, 2023
Settlement Date*:	July 6, 2023 (T+7)
CUSIP / ISIN:	207597 EQ4 / US207597EQ48
Ratings**:	A1 (Moody’s); A+ (S&P); A+ (Fitch)
Joint Book-Running Managers:	J.P. Morgan Securities LLC
MUFG Securities Americas Inc. Wells Fargo Securities, LLC
Co-Manager:	Samuel A. Ramirez & Company, Inc.

* Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2023 Series B Bonds in the secondary market prior to the date that is two business days before the settlement date will be required, by virtue of the fact that the 2023 Series B Bonds will initially settle T+7 (on July 6, 2023) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of 2023 Series B Bonds who wish to trade 2023 Series B Bonds prior to the date that is two business days before the settlement date should consult their own advisors.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus, as supplemented) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus (as supplemented) if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533; MUFG Securities Americas Inc. toll-free at (877) 649-6848; or Wells Fargo Securities, LLC toll-free at (800) 645-3751.